Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Paul Surdez
(609) 452-4807
www.covance.com

COVANCE ACHIEVES CONSENSUS EARNINGS EXPECTATION OF
$0.28/SHARE
– First Quarter Revenue Grows 11.9% and EPS Grows 47%–

Princeton, New Jersey, April 23, 2003 - Covance Inc. (NYSE: CVD) today reported earnings for its first quarter ended March 31, 2003 of $0.28/diluted share, 47% growth over the same period in 2002.

“Covance began the year with a strong first quarter, meeting our consolidated earnings, revenue growth and operating margin targets. Results were driven by strong performance in our Early Development segment, including toxicology, pharmaceutical chemistry and Phase I clinical services. In Late-Stage Development, we were encouraged to see the second consecutive quarter of double-digit operating margin performance in Phase II-III clinical development services. Our health economics and centralized ECG services continued to perform well and experienced higher growth rates in revenue and earnings than the rest of the Company.” said Chris Kuebler, Chairman and CEO. “While we achieved year-over-year backlog growth, it declined 3.4% sequentially due to low net orders in our central laboratory services. We continue to target full-year 2003 EPS of $1.20 per share.”

“Covance continues to make key investments in support of our operational excellence strategy,” said Joe Herring, President and COO. “In particular, to increase our orders performance in order to sustain our revenue growth momentum, we have hired 24 new sales executives across our business lines, and we continue to train and target them for maximum effect. In Late-Stage Development, we are enhancing our go-to-market strategy by linking the selling efforts across our Phase I-IV services, one of a series of steps to better demonstrate the value Covance can deliver to our clients. In Early Development, we opened our new toxicology facility in the United Kingdom in order to meet continued strong European toxicology demand. This investment significantly increases the capacity of our Harrogate laboratory. I am also pleased to announce that voluntary employee turnover continues to trend downward, substantially below historical levels.”

Consolidated Results

($ in millions except EPS)	1Q03	1Q02	Change
Net Revenues	$ 233.4	$ 208.6	11.9%
Reimbursable Out-of-Pockets	$ 9.6	$ 9.7

Total Revenues	$ 243.0	$ 218.3

Costs and Expenses	$ 205.8	$ 189.4	8.6%
Reimbursable Out-of-Pockets	$ 9.6	$ 9.7

Total Costs and Expenses	$ 215.4	$ 199.1

Operating Income	$ 27.6	$ 19.2	44.1%
Operating Margin %	11.8%	9.2%

Net Income	$ 17.9	$ 11.8	52.1%

Diluted EPS	$ 0.28	$ 0.19	47.4%

Net revenues for the first quarter of 2003 increased 11.9% to $233.4 million compared to $208.6 million in the first quarter of 2002. Costs and expenses for the first quarter of 2003 increased 8.6% to $205.8 million, compared to $189.4 million in the first quarter of 2002.

Consolidated operating income for the first quarter of 2003 increased 44.1% to $27.6 million, compared to $19.2 million in the first quarter of 2002. Operating margin for the first quarter of 2003 was 11.8% compared to 9.2% for the first quarter of last year.

Net income for the first quarter of 2003 increased 52.1% to $17.9 million or $0.28/diluted share compared to $11.8 million or $0.19/diluted share for the first quarter of last year.

Operating Segment Results

             Early Development

($ in millions)	1Q03	1Q02	Change

Net Revenues	$100.0	$ 85.4	17.1%
Operating Income	$ 19.1	$ 14.2	34.6%
Margin %	19.1%	16.6%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services. Early Development net revenues for the first quarter of 2003 grew 17.1% to $100.0 million compared to $85.4 million in the first quarter of 2002. Toxicology revenue increased year-over-year and sequentially. We also experienced strong performance in pharmaceutical chemistry and Phase I clinical services.

Operating income for the first quarter of 2003 increased 34.6% to $19.1 million compared to $14.2 million for the first quarter of last year. Operating margin for the first quarter of 2003 was 19.1% versus 16.6% in first quarter of the prior year. Operating margin improvement was relatively broad-based, including strong performance in our toxicology, pharmaceutical chemistry and Phase I clinical services.

             Late-Stage Development

($ in millions)	1Q03	1Q02	Change

Net Revenues	$133.4	$123.2	8.3%
Operating Income	$ 19.1	$ 14.0	36.4%
Margin %	14.3%	11.4%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (comprised of Phase IV studies and health economic and outcomes services), and other strategic clinical support services. Late-Stage Development net revenues for the first quarter of 2003 increased 8.3% to $133.4 million compared to $123.2 million in the first quarter of 2002. Year-over-year revenue growth in the quarter was driven primarily by central laboratory, Phase II-III clinical development services, health economics and central diagnostics.

Operating income for the first quarter of 2003 increased 36.4% to $19.1 million compared to $14.0 million in the first quarter of the prior year. For the first quarter of 2003, operating margin was 14.3%, up from 11.4% for the first quarter last year. Year-over-year operating margin growth was driven by central laboratory, Phase II-III clinical development services, health economics and central diagnostics.

Corporate Information

The Company’s backlog was $1,083 million at March 31, 2003 compared to $1,030 million at March 31, 2002 and $1,122 million at December 31, 2002. While backlog increased in the Early Development segment, backlog in the Late-Stage Development segment declined from year-end levels due to weak net order generation in central laboratories.

The Company reported cash and cash equivalents of $56.8 million at March 31, 2003 versus $75.9 million at December 31, 2002 and continues to have no debt outstanding. The sequential reduction in cash for the quarter was due to the payment of significant 2002 bonuses and an increase in DSO. Significant positive free cash flow is expected for the remainder of 2003.

Net Days Sales Outstanding (DSO) were 49 days at March 31, 2003 versus 41 days at December 31, 2002 and 36 days at March 31, 2002. The increase in DSO was primarily due to a reduction in client advances.

Capital expenditures for the first quarter totaled $8.5 million. In connection with its previously announced stock buy back program of three million shares in late February, the Company repurchased 540,300 shares of its stock during the quarter. Covance expects to continue this program subject to market and business conditions.

The Company’s investor conference call will be webcast on April 24 at 9:00 am EDT. The CEO commentary and presentation slides are available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with 2002 net revenues of $883 million, global operations in 17 countries, and approximately 6,900 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at: www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase profitability of its clinical development services and to increase order volume in central laboratory and commercialization services, and continued growth in demand for bioanalytical services and Covance’s ability to provide these services on a large scale basis, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this release is as of April 23, 2003. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

COVANCE INC.

UNAUDITED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(Dollars in thousands, except per share data)

	Three Months Ended March 31
	2003	2002

Net revenues	$ 233,396	$ 208,582
Reimbursable out-of-pockets	9,653	9,700

Total revenues	243,049	218,282

Costs and expenses:
Cost of revenue	161,020	148,059
Reimbursed out-of-pocket expenses	9,653	9,700
Selling, general and administrative	33,620	31,265
Depreciation and amortization	11,159	10,106

Total	215,452	199,130

Income from operations	27,597	19,152

Other (income) expense, net:
Interest expense, net	32	318
Foreign exchange transaction gain (loss), net	62	(144)

Other expense, net	94	174

Income before taxes	27,503	18,978

Taxes on income	9,762	7,200

Equity investee earnings	177	--

Net income	$ 17,918	$ 11,778

Basic earnings per share	$ 0.29	$ 0.20

Weighted average shares outstanding - basic	61,585,312	60,280,237

Diluted earnings per share	$ 0.28	$ 0.19

Weighted average shares outstanding - diluted	63,328,585	61,705,813

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2003 and DECEMBER 31, 2002

(Dollars in thousands)

	March 31 2003	December 31 2002
	(UNAUDITED)
ASSETS
Cash & cash equivalents	$ 56,839	$ 75,913
Accounts receivable, net	156,996	159,368
Unbilled services	45,979	39,073
Inventory	40,628	40,472
Deferred income taxes	375	1,839
Prepaid expenses and other current assets	39,789	28,721

Total Current Assets	340,606	345,386

Property and equipment, net	254,580	258,407
Goodwill, net	56,876	56,805
Other assets	16,013	16,405

Total Assets	$ 668,075	$ 677,003

LIABILITIES and STOCKHOLDERS' EQUITY
Accounts payable	$ 21,662	$ 24,123
Accrued payroll and benefits	37,841	57,803
Accrued expenses and other current liabilities	37,735	40,828
Unearned revenue	77,475	91,681

Total Current Liabilities	174,713	214,435

Deferred income taxes	16,747	16,432
Other liabilities	14,769	14,469

Total Liabilities	206,229	245,336

Common stock	650	637
Paid-in capital	172,259	147,745
Retained earnings	337,027	319,109
Cumulative translation adjustment	1,579	1,714
Treasury stock	(49,669)	(37,538)

Total Stockholders' Equity	461,846	431,667

Total Liabilities and Stockholders' Equity	$ 668,075	$ 677,003

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2003	2002
Cash flows from operating activities:
Net income	$ 17,918	$ 11,778
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	11,159	10,106
Stock issued under employee benefit and stock compensation plans	3,089	2,647
Deferred income tax provision	1,779	(254)
Other	129	135
Changes in operating assets and liabilities:
Accounts receivable	2,372	9,281
Unbilled services	(6,906)	(2,675)
Inventory	(156)	2,393
Accounts payable	(2,461)	(3,948)
Accrued liabilities	(23,055)	(7,506)
Unearned revenue	(14,206)	1,602
Income taxes payable	--	3,930
Other assets and liabilities, net	(1,479)	(7,692)

Net cash (used in) provided by operating activities	(11,817)	19,797

Cash flows from investing activities:
Capital expenditures	(8,468)	(7,688)
Other, net	(68)	(12)

Net cash used in investing activities	(8,536)	(7,700)

Cash flows from financing activities:
Net repayments under revolving credit facilities	--	(15,000)
Stock issued under employee stock purchase and option plans	13,410	2,037
Purchase of treasury stock	(12,131)	(135)

Net cash provided by (used in) financing activities	1,279	(13,098)

Net change in cash and cash equivalents	(19,074)	(1,001)

Cash and cash equivalents, beginning of period	75,913	35,404

Cash and cash equivalents, end of period	$ 56,839	$ 34,403